                                SCHEDULE 14A
                               (RULE 14A-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
           EXCHANGE ACT OF 1934 (AMENDMENT NO.                  )


Filed by the Registrant   [X]

Filed by a Party other than the Registrant  [ ]


Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the Com-
                                               mission Only (as permitted by
                                               Rule 14a-6(e) (2) )
[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                   ICO, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         [X] No fee required.

         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

         (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

         (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

         (5) Total fee paid:


         [ ]  Fee paid previously with preliminary materials.


         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:



         (2) Form, Schedule or Registration Statement No.:




         (3) Filing Party:




         (4) Date Filed:

                                   [ICO LOGO]

                          11490 WESTHEIMER, SUITE 1000
                              HOUSTON, TEXAS 77077

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MARCH 3, 1997


The Annual Meeting of Shareholders of ICO, Inc. ("ICO" or the "Company") will be held at the Westchase Hilton, located at 9999 Westheimer, Houston, Texas, on Monday, March 3, 1997 at 10:00 a.m. Houston Time, for the following purposes:

         1) To elect four Class III Directors to serve until the 2000 Annual Meeting of Shareholders and until their respective successors are elected and qualified;

         2) To ratify and approve the selection of Price Waterhouse LLP as the Company's independent accountants for the ensuing fiscal year; and

         3) To consider and act upon any matters incidental to the foregoing purposes and transact such other business as may properly come before the meeting or any adjournment thereof.

         Only holders of shares of Common Stock of record on the books of the Company at the close of business on January 13, 1997 will be entitled to vote at the meeting or any adjournment thereof.

         WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY AT YOUR EARLIEST CONVENIENCE. A REPLY ENVELOPE IS PROVIDED FOR THIS PURPOSE, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR IMMEDIATE ATTENTION IS REQUESTED IN ORDER TO SAVE YOUR COMPANY ADDITIONAL SOLICITATION EXPENSE.

By Order of the Board of Directors



Asher O. Pacholder                                 Sylvia A. Pacholder
Chairman of the Board and                          Chief Executive Officer,
Chief Financial Officer                            President & Secretary


Houston, Texas
January 24, 1997

                                  ICO, INC.


                               PROXY STATEMENT

                                     FOR

                        ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD MARCH 3, 1997


         The following information is submitted concerning the enclosed Proxy and the matters to be acted upon under authority thereof at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m., Houston Time, on the 3rd day of March, 1997, or any adjournment thereof, pursuant to the enclosed Notice of said meeting. The approximate date this Proxy Statement and the enclosed form of Proxy are first being sent to Shareholders is January 24, 1997.


                          INFORMATION CONCERNING PROXY

         The enclosed Proxy, even though executed and returned, may be revoked at any time prior to voting of the Proxy (a) by the execution and submission of a revised Proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the Proxy will be voted at the Annual Meeting.

         Unless contrary instructions are indicated on the enclosed Proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked or suspended before they are voted) will be voted
(1) for the selection of four nominees for Class III Directors named below, and
(2) for confirmation of the appointment of Price Waterhouse LLP to serve as independent accountants for the Company for the fiscal year ending September 30, 1997. In the event a Shareholder specifies a different choice by means of the enclosed Proxy, his shares will be voted in accordance with the specification so made.

         The cost of solicitation of Proxies will be borne by the Company. In addition to the use of mail, employees of the Company may solicit Proxies by telephone or other means. Upon request, the Company will reimburse brokers, dealers, bankers, and trustees, or their nominees, for reasonable expenses incurred by them in forwarding Proxy materials to beneficial owners of shares of stock.


                               VOTING SECURITIES

         The securities of the Company entitled to vote at the meeting consist, as of January 13, 1997, of 20,900,678 shares of common stock. Only Shareholders of record on the books of the Company on that date will be entitled to vote at the meeting. All matters to be voted upon will be decided by the affirmative vote of the holders of a majority of the shares of ICO Common Stock present or represented at the meeting. In voting on such matters, each Shareholder is entitled to one vote for each of said shares. Under Texas law, an abstention has the same legal effect as a vote against, but broker non-votes will not be counted for purposes of determining whether a majority has been achieved. A broker non-vote occurs if a broker or other nominee present in person or by proxy does not have discretionary authority and has not received instructions with respect to a particular item or does not cast a vote on that item for other reasons.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                      OF MORE THAN 5% OF OUTSTANDING STOCK

         The following table contains information based upon filings with the Securities and Exchange Commission concerning the security ownership of beneficial owners which beneficially own more than five percent of the Company's Common Stock at the close of business on January 20, 1997. Shareholders who are a party to the Shareholders Agreement described below, who otherwise are not beneficial holders of more than five percent of the Company's Common Stock, have not been set forth in the following table.


                                                     AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP              PERCENT OF CLASS
------------------------------------                ----------------------             ----------------
Sylvia A. Pacholder
 11490 Westheimer,  Suite 1000
 Houston, Texas    77077  . . . . . . . . . . . . . . . . . 3,012,272   (1)(2)(5)(6)(7)     14.0%   (1)(2)(5)(6)(7)

Asher O. Pacholder
 11490 Westheimer, Suite 1000
 Houston, Texas   77077 . . . . . . . . . . . . . . . . . . 2,991,272   (1)(2)(5)(6)(7)     13.9%   (1)(2)(5)(6)(7)

William E. Willoughby
 607 U.S. Highway 202
 Far Hills, New Jersey 07931  . . . . . . . . . . . . . . . 2,037,456   (1)(3)               9.7%   (1)(3)

William C. Willoughby
   6250 Covered Bridge
   Pipersville, PA 18947-1508 . . . . . . . . . . . . . . . 1,076,923   (1)(4)               5.2%   (1)(4)

--------------------

(1) ICO, Inc., Dr. Asher O. Pacholder ("AOP"), Sylvia A. Pacholder ("SAP"), Robin E. Pacholder ("REP"), William J. Morgan ("WJM"), Pacholder Associates, Inc. ("PAI"), PM Delaware, Inc. ("PMD") (AOP, SAP, REP, WJM, PAI and PMD are collectively the "ICO Shareholders"), William E. Willoughby ("WEW"), Peggy S. Willoughby ("PSW"), William C. Willoughby ("WCW"), Regina S. Willoughby ("RSW"), Fred R. Feder ("FRF"), Theo J.M.L. Verhoeff ("TV") and Catherine Willoughby Stevens ("CWS"), (WEW, PSW, WCW, RSW, FRF, TV and CWS are collectively the "Wedco Shareholders") (the ICO Shareholders and the Wedco Shareholders are collectively the "Shareholders") are parties to a Shareholders Agreement, pursuant to which the Shareholders agreed to take all actions necessary or appropriate to cause the election of William
    E. Willoughby ("Willoughby"), Walter L. Leib ("Leib") and George S. Sirusas ("Sirusas") to the Board of Directors of ICO for terms ending on the date of ICO's annual shareholders meeting in 1996 in the case of Willoughby, the date of its annual shareholders meeting in 1997 in the case of Leib and the date of its annual shareholders meeting in 1998 in the case of Sirusas and to cause the reelection of Willoughby, Leib and Sirusas to the Board of Directors of ICO until the earlier of the time the Wedco Shareholders who are parties to the Shareholders Agreement, taken as a whole, beneficially own less than 1,500,000 shares of Common Stock of ICO or there is a "change in control" of ICO, when the ICO Shareholders who are parties to the Shareholders Agreement shall no longer be obligated to cause the reelection of such persons to the Company's Board of Directors ("Termination Date"). In addition, if Willoughby, Leib or Sirusas shall cease to serve as a director of ICO at any time prior to the Termination Date, the Shareholders will agree to take all actions necessary and appropriate to ensure that the vacancy created shall be filled by a person nominated by the other Wedco Shareholders who are parties to the Shareholders Agreement, subject to the consent of a majority of the full Board of Directors of ICO.

    In addition to the foregoing, all the ICO Shareholders who are parties to the Shareholders Agreement have granted irrevocable proxies coupled with an interest to Walter Leib to vote their shares of Common Stock of ICO in favor of the slate of nominees for ICO's Board of Directors selected by the then incumbent members of the Board of Directors of ICO (the "Nominated Slate") and the Wedco Shareholders who are parties to the Shareholders Agreement granted substantially identical proxies to SAP and AOP to vote their shares of Common Stock of ICO also in favor of the Nominated Slate.

    The Shareholders Agreement also provides that if one or more of the ICO Shareholders or Wedco Shareholders who are parties to the agreement desire to sell 500,000 or more shares of ICO Common Stock (other than in connection with an underwritten public offering that would not result in a transfer or transfers of 500,000 or more shares of ICO Common Stock to any person or group of persons) such proposed sale shall not be effective unless the proposed transferee agrees to be bound as the successor to the transferor under the agreement.

    The Shareholders beneficially own 6,930,373 shares of ICO Common Stock.

(2) Includes 204,380 shares of Common Stock and 180,000 shares of Common Stock which may be acquired through the exercise of warrants and 78,372 shares of common stock which may be acquired upon conversion of Convertible Exchangeable Preferred Stock, in each case held by a limited partnership, of which Dr. Pacholder and Mr. Morgan, a director of ICO, are general partners. Pursuant to certain Investment Advisory Agreements, Pacholder Associates, Inc., a company controlled by Dr. Pacholder and Ms. S. Pacholder, has sole voting and investment power over such securities.
    Share amounts also include 394,237 shares of Common Stock, 102,879 shares of Common Stock which may be acquired through the exercise of warrants and 44,257 shares of Common Stock which may be acquired upon conversion of Convertible Exchangeable Preferred Stock, in each case owned by a wholly-owned subsidiary of Pacholder Associates, Inc.

(3) Includes 149,139 shares held jointly with spouse, 708,446 shares owned by spouse, and 7,000 common shares which are issuable upon exercise of stock options issuable under the 1993 Stock Option Plan for Non-Employee Directors. Excludes the shares of any other Shareholder.

(4) Includes 91,780 shares owned by spouse, 48,640 shares either owned by minor son or held by self or spouse as a custodian for minor son. Excludes the shares of any other Shareholder.

(5) Includes 165,000 and 140,000 for Ms. S. Pacholder and Dr. Pacholder, respectively, which are issuable upon exercise of stock options under the Company's employee stock option plans. Also includes 2,000 and 6,000 common shares, respectively, which are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors.

(6) Includes 1,829,747 shares of Common Stock issued in connection with eight acquisitions over which Ms. S. Pacholder and Dr. Pacholder share voting power. Ms. S. Pacholder and Dr. Pacholder disclaim beneficial ownership of these shares.

(7) Includes 11,400 shares of Common Stock.


                             ELECTION OF DIRECTORS

    Four Class III Directors are to be elected at the Annual Meeting to hold office until the Company's 2000 Annual Meeting of Shareholders and until their respective successors shall have been elected and qualified.

    Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the election of the nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote FOR the election of such other persons as may be nominated by the Board of Directors.

                           THE BOARD OF DIRECTORS AND
                       EXECUTIVE OFFICERS OF THE COMPANY

    The following is information concerning the director nominees, as well as Class I and Class II Directors, whose terms are not expiring at the 1997 Annual Meeting, and Executive Officers as of January 20, 1997:

                                                                                            COMMON STOCK
                                                                                        BENEFICIALLY OWNED(1)
                                                                                ----------------------------------------
                             PRINCIPAL POSITION WITH            DIRECTOR                                      PERCENT
           NAME                    THE COMPANY           AGE      SINCE            SHARES                    OF CLASS
------------------------------------------------------------------------------------------------------------------------
                              Class I Directors Whose Terms Will Expire in 1998

 William E. Cornelius (2)(3)         Director             47      1992          13,000  (6)                      *

 Robin E. Pacholder                  Director             30      1993          36,822  (6)(9)(12)               *

 George S. Sirusas (2)               Director             56      1996          22,285  (6)                      *
------------------------------------------------------------------------------------------------------------------------

                         Class II Directors Nominees Whose Terms Will Expire in 1999

 William J. Morgan (2)(3)(4)         Director             41      1992       1,019,125  (5)(6)(12)             4.8%

 Sylvia A. Pacholder (4)     Chief Executive Officer,     54      1993       3,012,272  (5)(6)(7)(8)(12)      14.0%
                              President, Secretary &
                                     Director
                             Chief Executive Officer,
                              President & Director -
                            Wedco Technology, Inc. (a
                             wholly owned subsidiary
                                     of ICO)

 William E. Willoughby               Director             75      1996       2,037,456  (6)(12)                9.7%
------------------------------------------------------------------------------------------------------------------------

                     Class III Directors Whose Terms (if re-elected) Will Expire in 2000

 Asher O. Pacholder (4)      Chairman of the Board &      58      1990       2,991,272  (5)(6)(7)(8)(12)      13.9%
                             Chief Financial Officer
                             Chairman of the Board &
                            Chief Operating Officer -
                              Wedco Technology, Inc.

 John F. Williamson (2)(3)           Director             58      1995          11,024  (6)                      *


 Walter L. Leib (2)                  Director             66      1996          41,195  (6)(9)                   *

 James E. Gibson                     Director             31      1996           7,000  (6)                      *
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

                                             Executive Officers Who Are Not Directors

 Theo J. M. L. Verhoeff      Executive Vice President     47       n/a         131,709  (6)                      *
                               Wedco and President
                              of Wedco Holland B.V.

 Isaac H. Joseph             Executive Vice President     41       n/a          42,000  (6)                      *
                               - Oilfield Services

 Jon C. Biro                Senior Vice President and     30       n/a          54,000  (6)                      *
                                   Treasurer

 Jack Cave                   Senior Vice President -      62       n/a         156,000  (6)(11)                  *
                              Production Services

 Richard J. Girndt           Senior Vice President -      39       n/a          40,400  (6)(11)                  *
                              Exploration Services

 Curtis Mathews              Senior Vice President -      53       n/a         30 ,000  (6)                      *
                             Corporate Development

 Kenneth L. Miller           Senior Vice President -      52       n/a          30,000  (6)                      *
                               Corrosion Control
                                   Services

 All Executive Officers and Directors as a Group                             5,826,163  (10)                  26.6%
 (17 persons)


----------------
(1) Except as otherwise indicated, the beneficial owner listed below has sole voting and investment powers with respect thereto.

(2)   Audit Committee Member

(3)   Compensation Committee Member

(4)   Executive Committee Member

(5) Share amounts include 204,380 shares of Common Stock and 180,000 shares of Common Stock which may be acquired through the exercise of warrants and 78,372 shares of common stock which may be acquired upon conversion of Convertible Exchangeable Preferred Stock, in each case held by a limited partnership, of which Dr. Pacholder and Mr. Morgan are general partners. Pursuant to certain Investment Advisory Agreements, Pacholder Associates, Inc. has sole voting and investment power over such securities. Share amounts also include 394,237 shares of Common Stock, 102,879 shares of Common Stock which may be acquired through the exercise of warrants and 44,257 shares of Common Stock which may be acquired upon conversion of Convertible Exchangeable Preferred Stock, in each case owned by a wholly-owned subsidiary of Pacholder Associates, Inc.

(6) Share amounts for Dr. Pacholder, Ms. S. Pacholder, Ms. R. Pacholder, Mr. Cave, Mr. Verhoeff, Mr. Joseph, Mr. Girndt, Mr. Mathews, Mr. Miller and Mr. Biro include 140,000, 165,000, 25,000, 28,000, 50,000, 42,000,
      25,500, 30,000, 30,000 and 52,500 shares of common stock, respectively, which are issuable upon exercise of stock options under the Company's employee stock option plans. Share amounts for Dr. Pacholder, Mr. Morgan, Mr. Cornelius, Ms. S. Pacholder, Ms. R. Pacholder, Mr. Sirusas, Mr. Willoughby, Mr. Leib, Mr. Gibson and Mr. Williamson include 6,000, 13,000, 13,000, 2,000, 11,000, 7,000, 7,000, 7,000, 7,000 and 9,000
      shares of common stock, respectively, that are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors.

(7) Share amounts include 1,829,747 shares of Common Stock issued in connection with eight acquisitions over which Ms. S. Pacholder and Dr. Pacholder share voting power. Ms. S. Pacholder and Dr. Pacholder disclaim beneficial ownership of these shares.

(8)   Includes 11,400 shares of Common Stock.

(9) Share amounts for Ms. R. Pacholder and Mr. Leib include 822 and 274 shares of Common Stock, respectively, which may be acquired upon conversion of Convertible Exchangeable Preferred Stock.

(10) Share amounts include 636,500 shares of Common Stock issuable upon exercise of stock options granted to certain officers and Directors under the Company's various stock option plans. 282,879 shares of Common Stock issuable upon exercise of warrants and 123,725 shares of Preferred Stock that are deemed to be beneficially owned by certain Directors as indicated in (5) and (9) above. Share amounts also include 1,829,747 shares of Common Stock over which certain Directors and officers share voting power as indicated in (7) above.

(11) Includes 78,000 and 14,400 shares of Common Stock owned by Mr. Cave and Mr. Girndt, respectively, over which Ms. S. Pacholder and Dr. Pacholder share voting power pursuant to an irrevocable proxy.

(12) Director or Executive Officer is a Party to the Shareholders Agreement described in note (1) of "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF MORE THAN 5% OF OUTSTANDING STOCK". Except as set forth above and in "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF MORE THAN 5% OF OUTSTANDING COMMON STOCK", share amounts do not include the shares of common stock beneficially owned by other parties to the Shareholders Agreement.

*     Less than 1% of outstanding shares.

      Asher O. Pacholder has been Chairman of the Board of Directors and Chief Financial Officer of the Company since February 1995 and Chief Operating Officer and a Director of Wedco Technology, Inc. since May of 1996. Dr. Pacholder has been Chairman of the Board and a Managing Director of Pacholder Associates, Inc. since 1983. He is Chairman of the Board of Directors of USF&G Pacholder Fund, Inc., a closed-end investment company, and he serves on the boards of: Southland Corporation, which owns and operates convenience stores and Trump's Castle Associates, which owns and operates the Trump's Castle Casino Resort in Atlantic City, New Jersey.

      Sylvia A. Pacholder has been Chief Executive Officer of the Company since February 1995, President since November 1994, and Chief Executive Officer, President, and a Director of Wedco Technology, Inc. since May of 1996. From July 1994 to November 1994, Ms. Pacholder served as Executive Vice President - Operations, and from January 1994 to July 1994 she served as Vice President - Corporate Development of the Company. During 1993, Ms. S. Pacholder was Senior Vice President of Pacholder Associates, Inc. Prior to that time, Ms. S. Pacholder was a member of the faculty at the University of Cincinnati from 1984 to 1993, most recently as the head of the Department of Mathematics and Applied Sciences.

      William E. Cornelius has been an independent manufacturing consultant since 1991. For more than five years prior to 1991, Mr. Cornelius was Vice President/Partner of Young & Klein Technicraft, Inc, a printing company.

      Robin E. Pacholder has been Senior Vice President and General Counsel of the Company since October 1996. From 1994 to October 1996, Ms. Pacholder was Senior Vice President and Associate General Counsel of Pacholder Associates, Inc. Ms. Pacholder was an Associate with the law firm of Pachulski, Stang, Ziehl & Young from 1992 to 1994. Prior to such time, Ms. Pacholder attended and graduated with honors from the UCLA School of Law and was admitted to practice law in California in 1992.

      George S. Sirusas has been continuously employed by New Jersey Savings Bank, Somerville, New Jersey from 1983 and until the bank's merger with United Jersey Bank on September 22, 1995. He served as senior lending officer of the merged bank since 1986 and presently holds the position of Vice President and Commercial Lending Officer with the United Jersey Bank, now known as Summit Bank. Mr. Sirusas was a Wedco Technology, Inc. Director from 1984 until the April 1996 acquisition by ICO.

      William J. Morgan has been President and a Managing Director of Pacholder Associates, Inc., an investment advisory firm, for more than five years. He serves on the Board of Directors of USF&G Pacholder Fund, Inc., Duckwall-Alco Stores, Inc., a midwestern retailer, PremiumWear, Inc., an apparel manufacturing company, and Kaiser Ventures, Inc., an environmental resources company.

      William E. Willoughby founded Wedco and was employed by Wedco as its Chairman of the Board and President from 1960 through April 1996. He has been a Director of ICO since May 1996. He is also a Director TDT, Inc., which in 1988 acquired from Wedco the assets of Tri-Delta Technology, Inc. (formerly the Bottle Division of Wedco, Inc.).

      John F. Williamson has been Chairman and President of Williamson
Associates,  Inc., an investment management company, since January 1997.   From
May of 1995 to January 1997, Mr. Williamson was Executive Vice President and Chief Financial Officer of Asset Allocation Concepts, Inc., an investment management company. From 1993 to 1994, Mr. Williamson was Vice President/Manager of Investments for American Life and Casualty Insurance
Company.  From 1990 to 1993, he was a financial consultant.   Mr. Williamson
serves on the Board of Directors of USF&G Pacholder Fund. Mr. Williamson was appointed by the Board of Directors in June 1995 to fill the vacancy on the Board resulting from the death of John R. Howard.

      Walter L. Leib has been Senior Partner in the law firm of Leib, Kraus, Grispen & Roth, in Scotch Plains, New Jersey since its inception in 1971. Mr. Leib served as a Director of Wedco from 1970 and General Counsel to Wedco from its inception in 1960, until the acquisition of Wedco by ICO in April 1996.

      James E. Gibson has been employed as Senior Vice President of Pacholder Associates, Inc. since 1988.

      Theo J.M.L. Verhoeff became Executive Vice President of Wedco in July 1996 and is President of Wedco Europe B.V. For more than 5 years prior to that time, he served as Vice President of European Operations of Wedco.

      Isaac H. Joseph has been principally employed as Executive Vice President
- Oilfield Services of ICO since November 1996. From July 1996 to November 1996 Mr. Joseph served as Senior Vice President - Corporate Administration and
Sales.   From March 1995 to June 1996, Mr. Joseph was employed as Senior Vice
President - Sales. From November 1994 to March 1995, he was ICO's Louisiana Division Manager. Mr. Joseph was ICO's Division Sales Manager for Louisiana from June 1994 to November 1994. From March 1992 to June 1994, Mr. Joseph was the Louisiana Sales Manager for Tuboscope Vetco International. From September 1991 to March 1994, he was a sales representative for Completion Accessories, Inc., an oilfield service company, in Louisiana. Prior to that time, he was Senior Sales Representative for Baker Hughes Vetco Services, an oilfield service company.

      Jon C. Biro, a certified public accountant, has been principally employed as Controller of ICO since October 1994, as Treasurer and Controller of ICO since April 1995, and as Senior Vice President and Treasurer since September 1996. Prior to that time, Mr. Biro was a certified public accountant with Price Waterhouse LLP.

      Jack C. Cave has been principally employed as Senior Vice President - Production Services of ICO since January 1996. From August 1995 to January 1996, Mr. Cave was Director of Asset Utilization for ICO. From April 1994 to August 1995 he was Division Manager of Frontier Inspection Services for ICO. Prior to April 1994 Mr. Cave was President and General Manager of Frontier Inspection Services.

      Richard J. Girndt  has been principally employed as Senior Vice President
- Exploration Services since April 1996. From December 1994 to May 1996, he was Vice President - Research and Engineering. From October 1994 to December 1994, he was Assistant Vice President - Research and Engineering. From November 1993 to October 1994, he was Director of Engineering. Mr. Girndt started with ICO in November 1993 as Assistant Manager of UT Development.
Prior to that time, he was Vice President and a shareholder of Tubular Ultrasound Corporation.

      Curtis Mathews has been principally employed as Senior Vice President - Corporate Development of the Company since July 1995. From October 1994 to June 1995, Mr. Mathews was Vice President - Exploration Services of the Company. From October 1992 to September 1994, Mr. Mathews was employed as Regional Manager. For more than five years prior to that time, Mr. Mathews served as Domestic Inspection Manager for Baker Hughes Tubular Services, Inc.

      Kenneth Miller has been principally employed as Senior Vice President - Corrosion Control Services of ICO since October 1995. From November 1994 to October 1995, Mr. Miller served ICO as Assistant Vice President - Corrosion Control Products. From October 1993 to October 1994, he was ICO's Louisiana Division Manager, and for the three years prior to October 1993, Mr. Miller served as the Gulf Coast Area Manager for Baker Hughes Tubular Services, Inc.

      The Board of Directors held eight meetings and took action in writing on seven occasions during the year ended September 30, 1996. Each meeting was attended by all Directors. Each Director who is not an employee of the

Company received an annual retainer of $10,000 and a Director's fee in the amount of $2,000 for each meeting of the Board or Committee of the Board attended and reimbursement of expenses incurred. In May of 1996, the compensation paid to Directors was modified. Under the new terms, each non-employee Director of ICO will be paid a fee of $15,000 per year. Additionally, each of these Directors will receive $1,000 per meeting attended. The Chairmen of the Audit and Compensation Committees will also receive an annual stipend of $2,000. In addition, each Director who is not an employee is a participant in the 1993 Non-Employee Director Stock Option Plan. Under the plan, each non-employee Director is granted options to purchase 5,000 shares of Common Stock upon appointment to the Board of Directors and options to purchase 5,000 shares of Common Stock on the first business day after the date of each subsequent Annual Meeting of Shareholders.

      The standing Audit Committee met one time during the past fiscal year. The Compensation Committee met on one occasion and took action in writing four times during the year. The Dividend Committee took action in writing four times during fiscal year 1996. All committee members were present for all the aforementioned meetings. The functions of the Audit Committee include reviewing the engagement of the independent accountants, the scope and timing of the audit and certain non-audit services to be rendered by the independent accountants, examining the report of the independent accountants upon completion of their audit, and reviewing with the independent accountants the Company's policies and procedures with respect to accounting and financial controls. The Compensation Committee reviews and establishes compensation arrangements for Directors, officers and other employees and takes whatever action that may be required in connection with the Company's stock option plans. The Company does not have a Nominating Committee.

                             EXECUTIVE COMPENSATION

The following table sets forth the cash compensation paid by the Company to each of the five most highly compensated executive officers and directors and the Company's Chief Executive Officer during the fiscal year ended September 30, 1996.

                                     SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------------------------------------
                                                                              LONG-TERM
                                        ANNUAL COMPENSATION                  COMPENSATION
                                        -------------------                 ---------------

                                                                              SECURITIES
NAME AND                                                                      UNDERLYING        ALL OTHER
PRINCIPAL POSITION               YEAR        SALARY           BONUS             OPTIONS       COMPENSATION (1)
------------------               ----        ------           -----         ---------------   ----------------


 Sylvia A. Pacholder (2)         1996       $175,000        $400,000 (3)          35,000           2,015
  President and                  1995        156,193         125,000              50,000           2,300
  Chief Executive Officer        1994         78,564          75,000                  --              --

 Asher O. Pacholder (2)          1996        150,000         375,000 (3)          30,000           1,875
  Chairman of the Board          1995         94,327         100,000              30,000              --
  & Chief Financial Officer      1994             --              --                  --              --

 Isaac H. Joseph                 1996         95,188          35,000              12,000             952
  Executive Vice President -     1995         78,126          37,500              10,000             781
  Oilfield Services              1994         18,423          17,000                  --             100


 Jon C. Biro                     1996         78,038          55,000 (3)          22,000           3,009
  Senior Vice President and      1995         58,958          20,000                 500              --
  Treasurer                      1994             --              --                  --              --

 Curtis Mathews                  1996        104,375          25,000              12,000           1,297
  Senior Vice President -        1995         91,875          30,000              20,000           1,148
  Corporate Development          1994         78,528          10,000                  --           1,020

(1) Includes the Company's matching contributions to the Employee Stock Ownership Plan (the 401(k) Plan).

(2) Effective June 14, 1996, the Company's Employment Agreements with Ms. Pacholder and Dr. Pacholder were amended. The termination date of both agreements was changed to December 31, 2001 from December 31, 1998.
      The term of the Employment Agreements is extended automatically from day to day until such time as either party gives written notice to the other that no further such automatic extensions shall occur, in which event employment terminates on a date five years after such notice has been given.

(3) Includes a special bonus in the amount of $250,000, $250,000 and $25,000 paid to Ms. S. Pacholder, Dr. Pacholder and Mr. Biro, respectively, relating to the acquisition of Wedco Technology, Inc.

                       OPTIONS GRANTED DURING FISCAL 1996

      The following table sets forth stock options granted to the individuals named in the Summary Compensation Table during the fiscal year ending September 30, 1996 under the Company's 1985, 1994 and 1995 Stock Option Plans. Under the Securities and Exchange Commission ("SEC") regulations, companies are required to project an estimate of appreciation of the underlying shares of Common Stock during the option term. The Company has chosen the 5%, 10% formula approved by the SEC; however, the ultimate value will depend on the market value of the Company's Common Stock at a future date, which may or may not correspond to the projections below.

                                                                                           Potential realizable
                                                                                           value at assumed
                                                                                           annual rates of stock
 INDIVIDUAL GRANTS                                                                         price appreciation for
 ---------------------------------------------------------------------------------------   option term
                                                                                           -----------------------

                                     % of total
                         Options   Options granted      Exercise price Per    Expiration
 Name                    Granted   to employees in          Share (1)            Date           5%          10%
                                         1995
------------------------------------------------------------------------------------------------------------------
 Sylvia A. Pacholder     35,000           8%              $4.875              10/20/2005     $107,305     $271,932
 Asher O. Pacholder      30,000           7%              $4.875              10/20/2005       91,976      233,085

 Isaac H. Joseph         12,000           3%              $4.875              10/20/2005       36,790       93,234

 Jon C. Biro             22,000           5%              12,000 @ $4.875     10/20/2005       36,790       93,234
                                                          10,000 @ $5.625     02/09/2006       35,375       89,648

 Curtis Mathews          12,000           3%              $4.875              10/20/2005       36,790       93,234

(1)   Exercise price is the fair market value on the date of grant.

          FISCAL YEAR 1996 OPTION EXERCISES AND FISCAL YEAR-END VALUE

      The following table sets forth stock options exercised by the individuals named in the Summary Compensation Table during fiscal year 1996, and the number and value of all unexercised options at fiscal year end. The value of "in-the-money" options refers to options having an exercise price which is less than the market price of the Company's Common Stock on September 30, 1996.

                                                                                           Value of Unexercised
                              Shares                    Number of Unexercised Options     In-the-Money Options at
 Name                      Acquired on       Value          at September 30, 1996         September 30, 1996 (1)
                             Exercise      Realized       Exercisable/Unexercisable      Exercisable/Unexercisable
-------------------------------------------------------------------------------------------------------------------
 Sylvia A. Pacholder          -0-           n/a                    87,000/0                     $73,125/0

 Asher O. Pacholder           -0-           n/a                    66,000/0                      48,750/0

 Isaac H. Joseph              -0-           n/a                    22,000/0                      13,875/0
 Jon C. Biro                  -0-           n/a                    22,500/0                      12,250/0

 Curtis Mathews               -0-           n/a                    32,000/0                      25,500/0

(1) Represents market value of the Company's Common Stock at September 30, 1996 less the exercise price.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

To:  The Board of Directors:

      The Company's policies with respect to compensation of executive officers are outlined as follows:

      Cash Compensation

           Base Salary - It is believed to be requisite that the Company pay base salaries to executive officers that are reflective of: (1) the individual's skills, business experience, and judgment; (2) the responsibilities and duties of the position; and (3) the interests of the Shareholders by assuring that well-qualified persons are attracted, motivated, and retained to manage the Company. In this respect, the salary levels established reflect the subjective judgment of the Committee on these matters.

           Bonus - Depending upon the operating results of the Company as a whole and taking into account the responsibilities and performance of the individual executive in the achievement of specific performance goals, discretionary bonuses may be paid to executive officers. During fiscal year 1996 special bonuses were paid to certain officers of the Company relating to the acquisition of Wedco Technology, Inc. Bonuses, however, are not awarded based upon any quantifiable goals or standards, but rather reflect the Committee's general, subjective view of the contribution of the particular individuals to the Company's operations.

      Long-Term Compensation

           Stock Options - Options to purchase Company stock, at the market price in effect at date of grant, may be granted by the Compensation Committee to executive officers to link their interests directly with those of other Shareholders while increasing their personal investment in the Company. Specific stock option targets have not been established for participants, but rather the Committee views the awards of stock options as an incentive for future performance and grants participants ownership positions through options which it believes are consistent with each participant's current and expected future responsibilities.

      With respect to the base salary granted to the Chief Executive Officer in 1996, the Compensation Committee took into account the overall individual skill, business experience and judgment of the Chief Executive Officer as well as an assessment by the Compensation Committee of the Chief Executive Officer's individual performance including the areas of corporate acquisitions and increased sales volume of the Company. The Compensation Committee also compared the compensation levels of chief executive officers of companies of similar size that operate in the oilfield service industry. The companies with which these comparisons were made are not necessarily the same as the index of 14 oil service companies which are utilized in the performance graph.

                                            COMPENSATION COMMITTEE

                                            William E. Cornelius
                                            William J. Morgan
                                            John F. Williamson

STOCK PERFORMANCE CHART (1)

      The following chart compares the yearly percentage change in the cumulative total Shareholder return of the Company's common stock during the five years ended September 30, 1996 with: (1) the cumulative total return of the NASDAQ Composite Stock Index (U.S.); (2) an index of 14 oil service companies (Oilfield Services and Equipment Industry Index); and (3) the cumulative total Shareholder return on the Company's only publicly-held domestic competitor, Tuboscope Vetco International Corporation (Tuboscope).


                           [STOCK PERFORMANCE CHART]


(1) Assumes $100 invested on September 30, 1991 and all dividends reinvested. Data supplied by NASDAQ and Value Line Institutional Services.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation Committee of the Board of Directors of the Company currently consists of Messrs. William J. Morgan, William E. Cornelius, and John F. Williamson.

      Dr. Pacholder is the Chairman of the Board of Directors of Pacholder Associates, Inc. which, among other things, determines the compensation of the executive officers of Pacholder Associates, Inc., including Mr. Morgan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and Directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and NASDAQ and to furnish the Company with copies of all reports filed. Based solely on the review of the reports furnished to the Company, or written representations that no Forms 5 were required, the Company believes that, during fiscal 1996, all Section 16(a) filing requirements applicable to its Directors, officers and greater than 10% beneficial owners were met, except for Mr. William E. Willoughby's untimely reporting of sales of 337,900 common shares during May through September of 1996. The sale of the 337,900 common shares consisted of twenty-one transactions which required four Form 4 filings. Upon learning of the failure to report the transactions on a timely basis, Mr. Willoughby reported the transactions.



                      SELECTION OF INDEPENDENT ACCOUNTANTS

      Price Waterhouse LLP, independent accountants, examined the Company's consolidated financial statements for the fiscal year ended September 30, 1996, and, in connection with their audit function, reviewed the Company's Annual Report to Shareholders and certain of its filings with the Securities and Exchange Commission. The Board of Directors has re- employed the firm of Price Waterhouse LLP as independent accountants for the Company for fiscal 1997, subject to Shareholders' ratification at the Annual Meeting. If ratification is not obtained, the Board intends to continue the employment of Price Waterhouse LLP at least through fiscal 1997. Representatives of Price Waterhouse LLP will be present at the Annual Shareholders' Meeting, with the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions at the Annual Shareholders' Meeting.


                              CERTAIN TRANSACTIONS

      In connection with the April 30, 1996 merger of Wedco Technology, Inc. into a wholly owned subsidiary of the Company, Wedco and William E. Willoughby entered into a ten-year non-compete agreement and a five-year consulting agreement. As consideration, Mr. Willoughby will receive $300,000 payable in 60 equal monthly installments for the non- compete agreement and $240,000 per year, payable monthly, for consulting services. Mr. Willoughby and Wedco are also parties to a salary continuation agreement which provides that Mr. Willoughby's spouse will be paid a survivorship benefit of $150,000 for five years if Mr. Willoughby predeceases his spouse at a time when he is serving as a consultant to Wedco or ICO, provided however, such payment shall terminate upon the earlier to occur of the death of his spouse or April 30, 2001.

                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

      A Shareholder intending to submit a proposal to be presented at the 1998 Annual Meeting of Shareholders must deliver such proposal in writing to the Company's Secretary no later than September 30, 1997.


             OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

      The Company knows of no matters other than those above stated which are to be brought before the Annual Meeting. It is intended that the persons named in the Proxy will vote your stock according to their best judgment if any other matters do properly come before the Meeting.


      Whether or not you intend to be present at this meeting, you are urged to return this Proxy promptly. If you are present at the meeting and wish to vote your stock in person, this Proxy shall, at your request, be returned to you at the meeting.


By Order of the Board of Directors


Asher O. Pacholder                             Sylvia A. Pacholder
Chairman of the Board and                      Chief Executive Officer,
Chief Financial Officer                        President & Secretary

Dated: January 24, 1997

                                        ICO, INC.

                  PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                       THE COMPANY FOR ANNUAL MEETING MARCH 3, 1997

P       The undersigned hereby appoints Asher O. Pacholder and Sylvia A.
R       Pacholder, or any one of them, proxies of the undersigned, each with
O       the power of substitution, to vote all shares of common stock which
X       the undersigned would be entitled to vote at the Annual Meeting of
Y Shareholders of ICO, Inc. to be held in Houston, Texas on Monday, March 3, 1997, and any adjournment of such meeting on the matters specified and in their discretion with respect to such other business as may properly come before the meeting or any adjournment thereof.

        Election of four Class III directors to serve     (change of address)
        until the 2000 Annual Meeting of Shareholders:
        Asher O. Pacholder, John F. Williamson,        -------------------------
        Walter L. Leib and JamesE. Gibson.             -------------------------
                                                       -------------------------
                                                       -------------------------
                                                       (If you have written in
                                                       the above space, please
                                                       mark the corresponding
                                                       box on the reverse side
                                                       of this card.)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES
CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.      -----------
                                                                   SEE REVERSE
                                                                       SIDE
                                                                   -----------

/X/ Please mark your                       SHARES IN YOUR NAME
    votes as in this
    example.


                                          FOR      WITHHELD
1. Election of Directors                  / /         / /
   (See reverse)

   For, except vote withheld from the following nominee(s):

   ________________________________________________________

                                          FOR       AGAINST    ABSTAIN
2. The ratification of the appointment    / /         / /        / /
   of Price Waterhouse LLP as
   independent accountants.


                                            Change of Address    / /

                                               Attend Meeting    / /


SIGNATURE(S) ________________________________________ DATE _______________

SIGNATURE(S) ________________________________________ DATE _______________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.